Exhibit 10.39

June 11, 2012

Mr. Timothy M. Robbins

2100 Seaport Boulevard

Redwood City, CA 94063

Dear Tim:

We are pleased to memorialize the terms of your employment with Unwired Planet, Inc. (“the Company”), that were agreed effective on December 1, 2011, on the terms and conditions stated in this letter:

1. Position. Your initial title will be General Manager of the Company’s Intellectual Property Business Unit, initially reporting to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Salary. The Company will pay you a base salary at the rate of $250,000.00 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

3. Commission. You are being retained to assist the Company and its shareholders to realize maximum value for the Company’s intellectual property portfolio through the enforcement, prosecution, license and/or sale of some or all of the Company’s patents (including through a Change of Control). In lieu of participating in the Company’s Non-Executive Corporate Incentive Plan, you will be eligible for commission payments on Net Patent Proceeds, as and when collected by the Company. Commissions will be paid within 30 days after collection of the Net Patent Proceeds by the Company and the receipt and application of all Deductions. Any delay in collection of Net Patent Proceeds (such as scheduled payments running royalties or the like) shall likewise delay the payment of commissions. GAAP rules requiring deferment of recognition of revenue on payment received shall not delay payment of commissions. The schedule of commissions is as follows:

Mr. Timothy M. Robbins

June 11, 2012

(a) Less than $100 million of aggregate Net Patent Proceeds: 1% commission

(b) $100,000,001 to $200M of aggregate Net Patent Proceeds: 1.5% commission

(c) $200,000,001 and above: 2% commission

In the event of a Change of Control of the Company (as defined in Section 10) you will receive your commission rate on the Implied IP Value in the Change of Control as though such Implied IP Value were Net Patent Proceeds; provided, however, that the Compensation Committee of the Board of Directors may withhold up to 50% (but no more than 50%) of such Change of Control payment if it determines in its reasonable good faith that you did not materially contribute to the Change of Control process or its value.

You and the Company (and its Board of Directors) both agree to act in good faith and in collaboration to give full effect to the intent of this letter agreement. Your heirs and assigns (or trustee as the case may be) may benefit from your rights to commissions in the event of your death or permanent disability.

4. Employee Benefits and Expenses. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. You also will continue to be reimbursed for all reasonable expenses that you incur in performing services, in accordance with the policies and procedures then in effect and established by the Company.

5. Intentionally Deleted.

6. Confidential Information and Assignment of Inventions Agreement. Like all Company employees, you will be required, as a condition of your continued employment with the Company, to sign the Company’s standard Confidential Information and Assignment of Inventions Agreement.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Mr. Timothy M. Robbins

June 11, 2012

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts of the State of California, in connection with any Dispute or any claim related to any Dispute.

10. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets following a written warning, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your commission of any felony or of a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury to the Company if you were retained in your position, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of such failure from the Company, (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation, or (h) repeated unexplained or unjustified absences following warning.

“Change of Control” means the sale of the Company (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets, exclusive license, combination, or otherwise) in one transaction or series of related transactions pursuant to which the acquiror or acquirors (together with their affiliates) acquire (i) securities representing more than fifty percent

Mr. Timothy M. Robbins

June 11, 2012

(50%) of the total fair market value or total voting power of all securities of the Company, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) all or substantially all of the Company’s assets on a consolidated basis, excluding the sale of the Mediation Business Unit and/or Messaging Business Unit.

“Change of Control Value” means the total value of the consideration paid by an acquiring entity (or group of entities) to the Company’s stockholders in the Change of Control.

“Deductions” means external legal fees, vendor costs and consulting fees (or similar) paid by the Company in pursuit of Patent Proceeds accruing from December 1, 2011 onwards (but, for clarity, excluding internal costs such as salaries, overhead and travel and the like).

“Implied IP Value” means Change of Control Value less $110 million.

“Net Patent Proceeds” means Patent Proceeds minus Deductions.

“Patent Proceeds” means cash received by the Company pursuant to all Patent Transactions.

“Patent Transaction” means each (i) agreement with a third party for a license, settlement, covenant not to sue, sale or other disposition of any or all patent(s) of the Company (or its affiliates), in each case entered into during your employment or within 3 months following a Qualified Termination; and (ii) any collection of a judgment or order or subsequent settlement agreement related to a jury verdict or judgment (or similar administrative order) obtained during your employment finding that a third party has infringed one or more of the Company’s (or its affiliate’s) patents.

“Qualified Termination” means your death or permanent disability or an involuntary termination of your employment without “Cause”.

“Severance Conditions” means that you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons or entities affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to you within 30 days after your employment terminates. You must execute the release within the period set forth in the prescribed form.

Mr. Timothy M. Robbins

June 11, 2012

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and the enclosed Confidential Information and Assignment of Inventions Agreement and returning them to me. If you have any questions, please let me know.

Very truly yours,

UNWIRED PLANET, INC.

/s/ Anne K. Brennan
Anne K. Brennan Chief Financial Officer

I have read and accept this employment offer:

/s/ Timothy M. Robbins
Signature of Timothy M. Robbins

Dated:	6/12/12

Attachment: Confidential Information and Assignment of Inventions Agreement

UNWIRED PLANET, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT (“C11A Agreement”)

As a condition of my becoming employed (or my employment being continued) by Unwired Planet, Inc. a Delaware corporation or any of its other current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights l may have to continue in the employ of Company or the duration of my employment relationship with the Company under any existing agreements between the Company and me or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by the Company and which relate to the proposed businesses, products, or research and development of the Company (collectively referred to as “Inventions’”), except as provided in Section 4(e) below. I further acknowledge that all Inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary unless regulated otherwise by the mandatory law of the state of California, USA.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times, I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which 1 now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of inventions to the Company do not apply to any invention which qualifies fully under certain provisions of California Labor Code which states:

Section 2870: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

4. Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that to any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

5. Notification to Other Parties. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer, and/or entity with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement,

6. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twelve (12) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

7. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

8. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, United States of America, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. Successors and Assigns and Survival. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(d) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below:

Unwired Planet, Inc.		Employee

By:	/s/ Anne K. Brennan	By:	/s/ Timothy M. Robbins

Print Name:		Name:	Tim Robbins

Date:	6/12/12	Date:	6/12/12

Address: 2100 Seaport Boulevard Redwood City, CA 94063	Address:

EXHIBIT A to CIIA Agreement

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 4

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee:
<Name>

Date:

EXHIBIT B to CIIA Agreement

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Openwave, its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twelve (12) months from the date of this Certificate, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

Date:

(NO SIGNATURE REQUIRED) (Employee’s Signature)

(Type/Print Employee’s Name)